Exhibit 99.1

Athenex, Inc. Announces Second Quarter 2017 Results

•	Received Chinese FDA approval to begin clinical trials of KX-02 Tablet for Glioblastoma

•	Began patient enrollment in Oraxol-plus-Ramucirumab Phase 1b Gastric Cancer Clinical Trial

•	Submitted Investigational New Drug (“IND”) Application of Oraxol to Chinese FDA

•	Received U.S. FDA clearance to immediately import Sodium Bicarbonate 8.4% injection to address Shortage

•	Completed initial public offering (IPO) on Nasdaq, raising gross proceeds of $75.9 million, including full exercise of over-allotment option

•	Reported revenues of $4.6 million for the second quarter

•	Company announces clinical, commercial and corporate outlook for second half of 2017

BUFFALO, N.Y., August 14, 2017 — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer, today announced its financial results and business highlights for the second quarter of 2017.

“We are excited to report a transformational second quarter for our Company as we work to establish Athenex as a leader in the global biopharmaceutical oncology space. We successfully completed our initial public offering on Nasdaq, strengthening our balance sheet and providing further funding to advance our drug candidates through clinical trials, as well as ramp up our global operations,” stated Johnson Lau, Athenex’s Chairman and Chief Executive Officer. “During the quarter, we announced the submission of an IND application of Oraxol, our lead candidate in the Orascovery platform, to the Chinese FDA, and commenced our Oraxol-plus-Ramucirumab Phase 1b Clinical Trial in gastric cancer. We also received IND approval from the Chinese FDA for the KX-02 tablet in our Src Kinase platform. We are pleased with the progress made across our proprietary platforms and expect to build upon this momentum as we work to advance our broad pipeline.”

Dr. Lau continued, “Looking towards the second half of 2017, our strategic priorities remain focused on advancing our clinical oncology candidates, leveraging our global research and development operations to continue developing an oncology-focused product pipeline and building a proprietary commercial platform that can achieve and support global sales, marketing and distribution. We are confident that our unique business model, comprehensive pipeline and upcoming clinical milestones will position us favorably to execute on our growth strategy, drive the business forward and continue to create value for our shareholders.”

Second Quarter 2017 and Recent Business Highlights:

Clinical Platforms:

•	Orascovery:

•	Global Phase 1b clinical trial of Oraxol-plus-Ramucirumab in gastric cancer commenced in July under collaboration with Eli Lilly and Company

•	Submitted Investigational New Drug (IND) application to the Chinese FDA for Oraxol in July; application accepted by the Chinese FDA for review

•	Phase 3 Oraxol breast cancer study recruitment on track for first interim analysis and DSMB meeting in 2017

•	Src Kinase Inhibition

•	Chinese FDA approved IND application for the commencement of Clinical Trials of KX-02 Tablet for Glioblastoma in May 2017

Commercial Business:

•	Received U.S. FDA clearance to address the shortage of Sodium Bicarbonate, providing an opportunity to help supply market demand for the product and allowing Athenex Pharmaceutical Division (“APD”) to import Sodium Bicarbonate 8.4% Injection through February 2018 or for the duration of the shortage if later

•	APD currently markets 11 products in the US with 18 SKUs

•	Athenex Pharma Solutions (“APS”), our 503(b) outsourced facility, currently markets 3 products with 10 SKUs

Corporate Updates:

•	Closed IPO of 6,900,000 shares, including 900,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares to cover over-allotments, at a public offering price of $11.00 per share on June 19, 2017, raising a total of $75.9 million in gross proceeds

•	Obtained property tax incentives and approximately $9.1 million in sales tax incentives related to its pharmaceutical manufacturing facility to be constructed in Dunkirk, New York. These incentives are in addition to the $200 million New York State will contribute to the design, construction and outfitting of the state-of-the-art manufacturing facility

Second Quarter and Year to Date 2017 Financial Results:

Revenue for the three months ended June 30, 2017 was $4.6 million, compared to $5.2 million in the same period in 2016. The year over year reduction reflects a $1.7 million decrease in API, a $0.3 million decrease in medical devices, a $0.3 million decrease in contract manufacturing and a $0.2 million decrease in grant revenue, partially offset by a $1.9 million increase from our injectable specialty drug business which commenced sales operations late in the first quarter.

Revenue for the six months ended June 30, 2017 was $9.2 million, compared to $9.8 million in the same period in 2016. Sales of API and medical devices decreased by $2.7 million and $0.3 million, respectively, offset by $1.9 million of increased revenue from our specialty drug business, which launched 9 injectable generic drugs during this period, and a $0.5 million increase in licensing fees from our Oncology Innovation Platform.

Cash, cash equivalents and short-term investments were $85.3 million as of June 30, 2017, compared to $41.8 million as of December 31, 2016. The increase reflects net proceeds of $64.2 million from the IPO, as well as the sale of $30 million of convertible debt prior to the IPO.

Cash used in operations for the six months ended June 30, 2017 was $48.8 million, compared to $20.0 million for the same period in 2016. The increase was primarily attributable to the payment of certain license fee expenses accrued in the first quarter of 2017 with the launch of our specialty drug business, as well as higher operating expenses as described below. Capital expenditures for the six months ended June 30, 2017 were $3.4 million, compared to $0.5 million for the same period in 2016, with the increase primarily attributable to manufacturing projects, including those associated with the launch of our 503B business.

Research & development (R&D) expenses for the three months ended June 30, 2017 were $17.6 million, compared to $8.6 million in the same period in 2016. The increase in R&D expenses reflects increased spending on drug licensing, clinical activities associated with the Oraxol Phase 3 program and the anticipated launch of our Phase 3 program for KX-01 ointment. The increase in R&D spend was somewhat offset by a $1.6 million decrease in stock-based compensation expense, and a $0.6 million decrease in costs of preclinical studies as drugs progressed into the clinical stage of development.

R&D expenses for the six months ended June 30, 2017 were $44.0 million, compared to $15.4 million in the same period in 2016 primarily due to the increased costs of drug licensing with Hanmi, Gland and Amphastar and the costs related to the advancement of our clinical pipeline. The increase was somewhat offset by a decrease in R&D related compensation of $1.6 million as a result of lower stock-based compensation and wage reallocation as well as a decrease in preclinical study costs of $0.8 million.

Selling, general & administrative (SG&A) expenses for the three months ended June 30, 2017 were $13.6 million compared to $4.6 million in the same period in 2016. The increase in SG&A expenses was primarily attributable to increases in headcount associated with the buildup of Commercial Platform infrastructure to support 2017 revenue growth. In addition, SG&A-associated share-based compensation expense was $6.2 million for the three months ended June 30, 2017, compared to $1.5 million for the same period in 2016 reflecting certain stock grants made at the time of the IPO.

SG&A expenses for the six months ended June 30, 2017 increased to $23.4 million compared to $8.9 million in the same period in 2016, primarily due to an increase in employee and executive compensation associated with the buildup of the Commercial Platform and stock grants made at the IPO. In addition, office expenses and rental costs increased primarily due to the expansion of our commercial platform.

Outlook and Upcoming Milestones:

Clinical Platforms:

•	Orascovery:

•	First interim analysis from Phase 3 Oraxol study in mBC expected in 2H’17;

•	Feedback from FDA post-interim data on path forward for Oraxol NDA expected in 2H’17; and

•	Clarity around the regulatory pathway for Oraxol, other Orascovery programs in China expected in 2H’17.

•	Src kinase inhibition

•	Phase 2 data release for KX-01 in actinic keratosis expected in 2H’17; and

•	Two Phase 3 studies for KX-01 expected to commence in 2H’17.

Commercial Business:

•	Expect full-year revenues in the range of $30 million to $34 million, inclusive of opportunity created by the U.S. Sodium Bicarbonate Shortage; and

•	Anticipate launching an additional five products in Athenex Pharmaceutical Division and four products in Athenex Pharma Solutions in 3Q’17.

Corporate Updates:

•	Groundbreaking on Dunkirk facility expected in 2H’17

Conference Call and Webcast Information:

The Company will host a conference call and audio webcast on Monday, August 14, 2017 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing 833-584-0041 for domestic callers or 430-775-1342 for international callers, using the required pass code 63324117. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, located at www.athenex.com. An archive will be available at this website through September 14, 2017.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites, human absorption biology and through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York, Cranford, New Jersey, Houston, Texas, Chicago, Illinois, Hong Kong, Taipei Taiwan, and multiple locations in Chongqing, China.

Forward-Looking Statement Disclaimer/Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and does not intend to update these forward-looking statements, except as required by law.

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Financial Highlights
Three Months Ended June 30,
	2017	2016	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue	$4,595	$5,193	$(598)	-12%
Cost of product sales	(4,137)	(4,834)	$697	-14%
Research and development expenses	(17,597)	(8,645)	$(8,952)	104%
Selling, general, and administrative expenses	(13,632)	(4,567)	$(9,065)	198%
Interest expense	(3,281)	(49)	$(3,232)	NM
Unrealized loss on derivative liability	(4,587)	—	$(4,587)	NM
Income tax (expense) benefit	(29)	403	$(432)	-107%

Net loss	(38,668)	(12,499)	(26,169)

Less: net loss attributable to non-controlling interests	(43)	(78)	35	-45%

Net loss attributable to Athenex, Inc.	$(38,625)	$(12,421)	$(26,204)

Financial Highlights
Six Months Ended June 30,
	2017	2016	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue	$9,176	$9,822	$(646)	-7%
Cost of product sales	(6,976)	(8,976)	$2,000	-22%
Research and development expenses	(44,005)	(15,391)	$(28,614)	186%
Selling, general, and administrative expenses	(23,431)	(8,904)	$(14,527)	163%
Interest expense	(5,657)	(3)	$(5,654)	NM
Unrealized loss on derivative liability	(8,863)	—	$(8,863)	NM
Income tax benefit	63	303	$(240)	-79%

Net loss	(79,693)	(23,149)	(56,544)

Less: net loss attributable to non-controlling interests	(80)	(110)	30	-27%

Net loss attributable to Athenex, Inc.	$(79,613)	$(23,039)	$(56,574)

Balance Sheet Summary
	June 30, 2017	December 31, 2016
	(in thousands)
Balance sheet data:
Cash, cash equivalents and shot-term investments	$85,300	$41,753
Goodwill	$37,600	$37,552
Working capital *	$75,224	$23,904
Total assets	$157,814	$105,890
Long-term debt	$8,761	$41,807
Total liabilities	$37,440	$71,221
Non-controlling interests	$831	$862
Total stockholders’ equity	$120,374	$34,669

*	Working capital: total current assets - total current liabilities

Cash Flow Summary
Six Months Ended June 30th
	2017	2016
	(in thousands)
Net cash (used in) operating activities	$(48,803)	$(20,049)
Net cash (used in) investing activities	(26,537)	(356)
Net cash provided by financing activities	96,791	3,181
Net effect of foreign exchange rate changes	574	(131)

Net increase (decrease) in cash and cash equivalents	$22,025	$(17,355)